PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(7)
(To Prospectus dated November 16, 2006)	Registration No. 333-138761

$137, 750,000 PRINCIPLE AMOUNT OF
3.5% CONVERTIBLE SUBORDINATED NOTES DUE 2013
AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

This prospectus supplement supplements the prospectus, dated November 16, 2006, relating to the resale by selling securityholders of up to $137,750,000 aggregate principal amount of 3.5% Convertible Subordinated Notes due 2013 and the common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Our common stock is quoted on the Nasdaq Global Market under the symbol “NRPH.” On January 10, 2007, the last quoted sale price of our common stock was $54.88 per share.

Investing in the notes and our common stock into which the notes are convertible involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 9 of the prospectus dated November 16, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 11, 2007.
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SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in July 2006 to Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch), as representative of the initial purchasers. The initial purchasers resold the notes to purchasers they reasonably believed to be “qualified institutional buyers” in transactions exempt from registration pursuant to Rule 144A under the Securities Act. The selling securityholders listed below and, to the extent permitted, their transferees, pledgees, donees, assignees, successors, partnership distributees and others who later hold any of the selling securityholders’ interests, to which we collectively refer as the selling securityholders, may from time to time offer and sell any and all of the notes and the shares of common stock issuable upon conversion of the notes pursuant to this prospectus. Merrill Lynch has in the past and may in the future provide financial advisory and other services to us and our affiliates.

The following table and related footnotes shows information received by us on or prior to November 15, 2006, with respect to the selling securityholders and the principal amounts of notes and our common stock issuable upon conversion of the notes beneficially owned that may be offered under this prospectus. We prepared this table based on the information supplied to us by or on behalf of the selling securityholders named in the table.

The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon consummation of any sales. The column showing ownership after completion of the offering assumes that the selling securityholders will sell all of the securities offered by this prospectus. Unless set forth below, none of the selling securityholders has held any position or office or had any material relationship with us or our affiliates within the past three years. All of the notes were “restricted securities” under the Securities Act prior to this registration. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act.

Name(1)	Aggregate Principal Amount of Notes at Maturity that May be Sold	Shares of Common Stock Registered Hereby(2)	Shares of Common Stock Owned After Completion of the Offering
Atlas Master Fund, LTD	$ 1,426,350	41,479	—
Citadel Equity Fund Ltd.	20,000,000	581,606	—
CNH CA Master Account, L.P.	15,000,000	436,205	—
DBAG London	31,437,000	914,197	—
D.E. Shaw Valence Portfolios, L.L.C.	5,000,000	145,402	—
FGO Master Fund, Ltd.	1,160,000	33,733	—
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund(3)	620,000	18,030	—(5)
Fidelity Puritan Trust: Fidelity Balanced Fund(3)	9,130,000	265,503	—(5)
Fore Convertible Master Fund, Ltd.	17,280,000	502,508	—
Fore Erisa Fund, Ltd.	1,903,000	55,340	—
Fore Multistrategy Master Fund, Ltd.	7,436,000	216,241	—
Highbridge International LLC	15,000,000	436,205	—
JNL/FMR Balanced Equity Fund(4)	70,000	2,036	—(5)
Linden Capital LP	4,250,000	123,591	—
Man Mac 1, Ltd.	6,221,000	180,909	—
Merrill Lynch, Pierce, Fenner & Smith Incorporated	60,000	1,745	—
Putnam Convertible Income - Growth Trust	3,500,000	101,781	—
Visium Balanced Fund, LP	5,163,210	150,140	—
Visium Balanced Offshore Fund, LTD	8,227,700	239,264	—
Variable Insurance Products Fund III: Balanced Portfolio(3)	180,000	5,234	—(5)
Visium Long Bias Offshore Fund, LTD	3,682,740	107,095	—

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(1) Information about other selling securityholders may be set forth in prospectus supplements, post-effective amendments, current reports on Form 8-K or quarterly reports on Form 10-Q, if required.

(2) Assumes conversion of all of the holder’s notes at a conversion rate of 29.0803 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustments as described under “Description of the Notes—Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

 (3) The entity is a registered investment fund (the “Fund”) advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the shares of common stock outstanding of New River as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the securities owned by the Fund.

Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees.

Each selling securityholder who is an affiliate of a broker-dealer has represented and warranted to New River that he acquired the securities subject to this registration statement in the ordinary course of such selling securityholder’s business and, at the time of his purchase of such securities such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. As such, they are not underwriters with the meaning of Section 2(11) of the Securities Act. We have advised each selling securityholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission.

(4) Securities indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company (“FMTC”) serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended.

Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over the securities and sole power to vote or to direct the voting of the securities owned by the institutional account(s) as reported above.

(5) We have been advised that the following entities own the following number of shares of common stock, not including the shares of common stock issuable upon conversion of the notes:

Name	Shares of Common Stock Owned Prior to the Offering	Percentage of Class(1)
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund	33,200	*
Fidelity Puritan Trust: Fidelity Balanced Fund	519,702	1.41%
JNL/FMR Balanced Equity Fund	3,999	*
Variable Insurance Products Fund III: Balanced Portfolio	10,400	*
Total	567,301	1.54%
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* Less than 1%
(1) Based on 36,957,064 shares outstanding as of December 31, 2006.